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                                                                       EXHIBIT B


                         REAL ESTATE TRANSFER AGREEMENT


         THIS AGREEMENT made and entered into as of the 22nd day of April, 1998, by and between RMS LIMITED PARTNERSHIP, a Nevada limited partnership (hereinafter referred to as "Seller") and PRECISION SYSTEMS, INC., a Delaware corporation (hereinafter referred to as "Purchaser").

                                   RECITALS:

         WHEREAS, Seller desires to sell the hereinafter described property and Purchaser desires to purchase the same on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties covenant and agree as follows:

         1. Purchase and Sale. Seller hereby agrees to sell and convey to Purchaser and Purchaser hereby agrees to purchase from Seller, subject to the terms and conditions hereinafter set forth, all that certain parcel of land (the "Land") lying and being situated in Nashville, Davidson County, Tennessee, and being more particularly described on Exhibit "A," attached hereto and made a part hereof for all purposes, together with the following:

         (a)     All buildings and other improvements situated thereon.

         (b) All the rights and appurtenances pertaining thereto, including any right, title and interest of Seller in and to adjacent streets, roads, alleys, and rights-of-way;

         (c) All fixtures, equipment and machinery owned by Seller and located on, attached to, or used in connection with the buildings and other improvements situated on the Land; and

         (d) Such other rights, interests and properties as may be specified in this Agreement to be sold, transferred, assigned, or conveyed by Seller to Purchaser.

The Land together with the buildings and other improvements, rights, interests, fixtures, and other properties described above, are collectively called the "Property."

         2. Consideration. The consideration for the transfer of the Property shall be 3,789,393 shares of the common stock of Purchaser (the "Purchaser Common Stock") which shall be issued and delivered to Seller at Closing pursuant to the terms and conditions of that certain Contribution and Share Exchange Agreement (the "Contribution Agreement") dated as of April 22, 1998, by and among Purchaser and Speer Communications Holdings Limited Partnership, a Nevada limited partnership, Speer World Wide Digital Transmission & Vaulting Limited Partnership, a Nevada limited partnership, Speer Productions Limited Partnership, a Nevada limited partnership and Speer

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Virtual Media Limited Partnership, a Nevada limited partnership (collectively
"Seller's Related Entities").

         3. Title to the Property. Title to the Property shall be good and marketable and free of all leases, liens and other encumbrances except for the following (hereinafter referred to as the "Permitted Exceptions"):

         (a) Taxes for the current year, which shall be pro-rated as of the Closing Date and assumed by Purchaser;

         (b) All applicable zoning ordinances of the Metropolitan Government of Nashville and Davidson County, Tennessee and other governmental regulations, laws and ordinances governing the use of the Property; and

         (c)     Those matters set forth on Exhibit "B" hereto.

         4. Title Insurance. Within ten (10) days following the final execution of this Agreement, Seller shall apply for and furnish Purchaser a standard ALTA commitment with any documents of record affecting title of the Property attached thereto, for owner's title insurance covering the Property issued by a reputable title insurance company selected by Seller and approved by Purchaser and doing business in Tennessee. Within fifteen (15) days after the delivery of such commitment to Purchaser, Purchaser shall advise Seller of its objections to any defect or limitation in title shown thereon (other than the Permitted Exceptions), and Seller shall then have a reasonable time in which to cure or remove any such defect. If Seller shall fail to cure or remove any such defect in title, then, at the election of Purchaser, as evidenced by written notice to Seller, the sale shall be closed subject to said matters, or in the alternative, Purchaser may elect to terminate this Agreement in which event neither party shall have any further claim or rights against the other; provided that Purchaser shall advise Seller of its election to either so close this transaction (at the time and otherwise in the manner as herein provided), or to terminate this Agreement within ten (10) days following notice from Seller to Purchaser as to any such defect in title that will not be cured or removed. Notwithstanding anything to the contrary, any defect or limitation in title created after the date of this Agreement shall be deemed a default of this Agreement, and at the election of Purchaser, as evidenced by written notice to Seller, Purchaser may terminate this Agreement, or in the alternative, may cure any such defect or limitation and deduct such costs of cure from the consideration to be provided on the Closing Date.

         Upon closing of this transaction, Seller, at its expense, shall provide for the furnishing to Purchaser of an owner's title insurance policy in the amount of the purchase price covering the Property on standard ALTA Form B in accordance with the above commitment subject only to the Permitted Exceptions, such other matters as may be disclosed in the above commitment which are not objected to by Purchaser as above provided. Seller agrees to furnish any affidavits or guaranties that may be required by the title insurer to remove the exception for mechanics' and materialmen's liens or rights of parties in possession.





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         5.      Representations and Warranties and Covenants of Seller.
Seller represents and warrants and covenants to Purchaser as follows:

         (a) Seller is a limited partnership (i) duly formed and validly existing under the laws of the State of Nevada and its partnership agreement, (ii) fully qualified to do business in Tennessee, to the extent such qualification is required to consummate the transactions contemplated by this Agreement,
                 (iii) having the power, authority and legal right to carry on the business conducted by it and to engage in the transactions contemplated by this Agreement, and (iv) having authorized by all necessary actions of the partners of Seller the execution and delivery of this Agreement.

         (b) Marketable Title. Seller has good, marketable and insurable title to the Property, free and clear of all mortgages, liens, encumbrances, leases, tenancies, security interests, covenants, conditions, restrictions, rights-of-way, easements, judgments, and other matters affecting title except the Permitted Exceptions.

         (c) No Condemnation Pending or Threatened. There is no pending or threatened condemnation or similar proceeding affecting the Property or any portion thereof, nor has Seller knowledge that any such action is presently contemplated.

         (d) Adverse Information. Seller has no information or knowledge of any change contemplated in any applicable laws, ordinances, or restrictions, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Property, which would prevent, limit, impede, or render more costly Purchaser's contemplated use of the Property.

         (e) Compliance with Laws. Seller has complied in all material respects with all applicable laws, ordinances, regulations, statutes, rules, and restrictions pertaining to and affecting the Property. Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of, any lien or encumbrance under the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound.

         (f) Pending Litigation. There are no legal actions, suits, or other legal or administrative proceedings, including condemnation cases and matters of applications before any governmental authority having zoning jurisdiction of the Property, pending or threatened, against the Property, and Seller is not aware of any facts which might result in any such action, suit or other proceedings.

         (g) Zoning. The Property is zoned under a CS, Commercial Services zoning classification of the Metropolitan Government of Nashville and Davidson County, Tennessee. Seller has no knowledge of any fact, action or proceeding, whether actual, pending or threatened, which would result in a modification or the termination of such zoning.





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         (h)     No Special Assessments.  No portion of the Property is
                 affected by any special assessments, whether or not constituting a lien thereon.

         (i) Access to Highways and Roads. The Property has full, free, and adequate access to and from public highways and roads, and Seller has no knowledge of any fact or condition which would result in the termination of such access.

         (j) Parties in Possession. There are no parties in possession of any portion of the Property as lessees, tenants at sufferance or trespassers, except as expressly set forth herein.

         (k) Special Flood Hazard Area. To the best of Seller's knowledge, none of the Property is located within a special flood hazard area.

         (l) Existing Improvements. All buildings and improvements (including all streets, curbs, sidewalks, sewers and other utilities) have been completed and installed in accordance with the plans and specifications approved by the various governmental authorities having jurisdiction. Permanent certificates of occupancy, all licenses, permits, authorizations, approvals required by all governmental authorities having jurisdiction have been issued for the buildings and improvements and have been paid for, and, as of the Closing, all of the same will be in full force and effect.

         (m) No Violations of Zoning Laws, Etc. No zoning, building, or similar law, ordinance, or regulation is, or as of the Closing will be, violated by the continued maintenance, operation, or use of any buildings, improvements, or structures presently erected on the Property or by the continued maintenance, operation, or use of the parking areas. There are not, and as of the Closing there will not be, any uncured violations of federal, state, or municipal laws, ordinances, orders, regulations, or requirements affecting any portions of the Property. No heating equipment, incinerators, or other burning devices violate, or as of the Closing will violate, any applicable federal, state, or municipal laws, ordinances, orders, regulations or requirements.

         (n) Maintenance of Property. Subsequent to the execution of this Agreement and until the Closing, the Property will be kept in sound order and all repairs and replacements, structural and nonstructural, ordinary and extraordinary, required with respect to any portion of the Property will be made. There are not, and as of the Closing there will not be any structural defects in any of the buildings or other improvements erected on the Property. The heating, air conditioning, electrical, plumbing, and other building equipment, including the roof, are, and as of the Closing will be, in good condition and working order and adequate in quantity and quality for normal operations.

         (o) Environmental Matters. Except as disclosed in Section 4.16 of the Speer Disclosure Letter of the Contribution Agreement, to the best of Seller's knowledge, the Property and the use thereof is not in direct or indirect violation of any local, state or federal





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                 law, rule or regulation pertaining to environmental
                 regulation, contamination, or cleanup (collectively, "Environmental Laws"), including without limitation the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments and Reauthorization Act, the Federal Water Control Act, the Occupational Safety and Health Act, state and federal super-lien and environmental cleanup statutes, and that the Property does not contain asbestos or any underground storage tank and is not subject to any private or governmental claims, liens or judicial or administrative notices or actions relating to hazardous and/or toxic substances, waste, materials, pollutants or contaminates, or any other substances or materials which are included under or regulated by Environmental Laws (said materials, together with asbestos, petroleum and petroleum-derived products, the"Hazardous Substances", and the Property has not been by the Seller used for the storage, processing, treatment or disposal of Hazardous Substances and to the best of Seller's knowledge no Hazardous Substances have been released, introduced, spilled, discharged or disposed of on the Property.

         (p) Survival of Representations and Warranties. The representations and warranties set forth in this Article 5 shall be continuing and shall be true and correct on and as of the Closing Date with the same force and effect as if made at the time, and all of such representations and warranties shall survive the Closing for a period of one (1) year after the Closing Date.

         (q) Investment. Seller is acquiring the Purchaser Common Stock under this Agreement for investment only and not with a view to the public distribution or resale thereof or any interest therein in violation of the Securities Act of 1933, as amended (the "Securities Act") or any other applicable federal or state securities laws or regulations. Seller is familiar with the meaning of such representation and fully understands the restrictions and limitations that are imposed thereby. Purchaser has disclosed to Seller that Seller must bear the economic risk of the investment in the Purchaser Common Stock for an indefinite period of time because the Purchaser Common Stock has not been registered under the Securities Act or any state blue sky law and therefore, the Purchaser Common Stock cannot be sold unless it is subsequently registered under the Securities Act and applicable state blue sky laws or an exemption for such registration is available. Seller is able and prepared to bear the economic risks of investing in and holding the Purchaser Common Stock for an indefinite period of time. At all times during the negotiation of this Agreement and at the date hereof, Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of the investment in the Purchaser Common Stock. Seller has had access to such financial and other information and has been afforded the opportunity to ask such questions of Purchaser and its representative and has received answers thereto, as it deems necessary in connection with its decision to acquire the Purchaser Common Stock.





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         6.      Representation and Warranties of Purchaser.  The warranties and representations of Purchaser contained in Article III of the Contribution Agreement are incorporated herein and all such representations and warranties are hereby made to Seller as if copied in full.

         7.      Indemnification.

         (a) Indemnification from Seller. From and after the Closing through and until the first anniversary thereof, Seller shall indemnify and hold harmless Purchaser and its officers, directors, employees, shareholders, affiliates, successors and permitted assigns from all Losses (as hereinafter defined) resulting from a breach by Seller of any representation, warranty, covenant or agreement under this Agreement, provided that written notice of Losses (or any event known to Purchaser which does not or may give rise to Losses) has been given by Purchaser to Seller on or prior to the first anniversary of the Closing Date.

         (b) Notice. The Indemnified Party (as hereinafter defined) shall give prompt written notice to the Indemnifying Party of any claim or event known to it which does or may give rise to a claim by the Indemnified Party against the Indemnifying Party based on this Agreement, stating the nature and basis of said claims or event and the amounts thereof, to the extent known. Such notice shall be given in accordance with Section 12 herein. Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder. Notwithstanding the foregoing, the failure to give reasonably prompt written notice by the Indemnified Party shall not defeat a claim made pursuant hereto except to the extent that the Indemnifying Party can establish that it has been injured by such delay.

         (c) Defense of Claims. In the event of any claim, action, suit or proceeding made or brought by third parties against the Indemnified Party, the Indemnified Party shall given written notice of such claim, action, suit or proceeding as described in Section 12 herein, with a copy of the claim, process and all legal pleadings with respect thereto. After notification, the Indemnifying Party shall participate in, and jointly with any other Indemnifying Party similarly notified, assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party at the time of such assumption. The Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as incurred, unless (i) the employment of counsel by such Indemnified Party has been authorized by the Indemnifying Party, of (ii) the Indemnifying Party shall not in fact have employed counsel to assume the defense of such action reasonably satisfactory to the Indemnified Party at the time of the Indemnifying Party's assumption of the defense. If clause (ii) of the preceding sentence shall be applicable, then counsel for the Indemnified Party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the Indemnified Party. The Indemnified Party and the Indemnifying Party, as the case may be, shall be kept fully informed of such claim,





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                 action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

         (d)     Definitions.

                 (i) As used herein, the term "Losses" means any and all claims, demands, costs, losses, damages and liabilities, net of any insurance proceeds received. The term "Losses" includes reasonable attorneys' fees and costs incurred in the investigation and defense of a claim, demand, cost, loss or liability notwithstanding anything herein contained to the contrary, in no event shall the Indemnifying Party be liable for Losses in an amount less than $100,000 or more than $1,000,000.

                 (ii) As used herein, the term "Indemnifying Party" shall mean the person or persons against whom a party (the "Indemnified Party") makes a claim for indemnification hereunder.

         8.      Closing.

         (a)     Closing Date.   The consummation of the transactions
                 contemplated by this Agreement (the "Closing") shall take place pursuant to the provisions of Article X of the Contribution Agreement on the date set forth therein (the "Closing Date").

         (b)     Conditions to Purchaser's Obligations.   The obligations of
                 Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions as of the Closing Date, except to the extent any such condition is waived in whole or in part by Purchaser in writing at or prior to the Closing:

                 (i) Satisfaction. The representations and warranties of Seller contained in this Agreement shall have been true on the date of this Agreement and on Closing (as if made as of the Closing Date without limitation to the "knowledge" or awareness of Seller). Seller shall have performed all obligations and complied with all covenants required by this Agreement.

                 (ii) Satisfaction of Conditions in Contribution Agreement. All conditions precedent to Closing contained in
                          Article IX of the Contribution Agreement shall have been fulfilled, satisfied or waived by Purchaser.

                 (iii) No Adverse Change. No material and adverse change shall have occurred, without Purchaser's written consent, in the state or condition of the Property.

         (c)     Conditions to Seller's Obligations.   The obligations of
                 Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each





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                 of the following conditions as of the Closing Date, except to the extent any such condition is waived in whole or in part by Seller in writing at or prior to the Closing.

                 (i) Satisfaction. The representations and warranties of Purchaser contained in this Agreement shall have been true on the date of this Agreement and on Closing. Purchaser shall have performed all obligations and complied with all covenants required by this Agreement.

                 (ii) Satisfaction of Conditions in Contribution Agreement. All conditions precedent to Closing contained in
                          Article VIII of the Contribution Agreement shall have been fulfilled, satisfied or waived by Seller and/or Seller's Related Entities.

         (d) Seller's Obligations at Closing. At the Closing, Seller shall do the following:

                 (i) Execute, acknowledge, and deliver to Purchaser a General Warranty Deed in a form suitable for recording conveying the Property to Purchaser subject only to the Permitted Exceptions.

                 (ii) Execute and deliver to Purchaser a blanket assignment and bill of sale assigning and conveying to Purchaser title to any personal property covered by this Agreement, free and clear of all liens and encumbrances, other than the Permitted Exceptions.

                 (iii) Execute and deliver to Purchaser an assignment or assignments assigning to Purchaser all existing assignable guarantees and warranties issued or made in connection with the construction, improvement, alteration, and repair of any improvements comprising a part of the Property, together with the original of each such guaranty and warranty, if any.

                 (iv) Deliver to Purchaser plans and specifications of the property and of any improvements thereon, and copies of all certificates of occupancy, license, permits, authorizations, and approvals required by law and issued by all governmental authorities having jurisdiction and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions), if any, and the original of each bill for current real estate and personal property taxes, together with proof of payment thereof (if any of the same have been paid).

         (e) Purchaser's Obligations at Closing. Subject to the terms, conditions, and provisions hereof, and contemporaneously with the performance by Seller of its obligations set forth in Section (d) above, Purchaser shall do the following at Closing;

                 (i) Deliver to Seller the consideration pursuant to the terms of the Contribution Agreement and this Agreement.





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         (f)     Closing Costs.  Seller shall pay the following costs and
                 expenses in connection with the Closing:

                 (i)      The costs of the preparation of the Warranty Deed;

                 (ii) The premium payable for the Owner's Policy of Title Insurance to be furnished to Purchaser; and

                 (iii)    Its attorney's fees.

                 Purchaser shall pay the following costs in connection with the Closing:

                 (i) The costs of recording of the Warranty Deed and the transfer taxes assessed thereon pursuant to T.C.A.
                          Section 67-4-409; and

                 (ii)     Its attorney's fees.

         (g) Proration of Taxes, Utilities, Rents, Interest and Insurance. Taxes, utilities and insurance premiums of the year of the Closing shall be prorated to the date of Closing. If the Closing shall occur before the tax rate is fixed for the then current year, the apportionment of taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. Subsequent to the Closing, when the tax rate is fixed for the year in which the Closing occurs, Seller and Purchaser agree to adjust the proration of taxes and, if necessary, to refund or pay (as the case may be) such sums as shall be necessary to effect such adjustment. In the event that Purchaser shall elect not to continue present insurance coverage on the Property, such coverage shall be terminated as of the Closing Date and there shall be no proration of insurance premiums.

         9. Casualty Loss. Seller represents to Purchaser that the improvements located on the Property are presently insured by a policy of fire and extended coverage insurance in an amount at least equal to the full insurable value. In the event such improvements are materially damaged or destroyed by fire or other casualty prior to the Closing of this Agreement, Purchaser, at its election, may terminate this Agreement, and neither party shall have any further claim or rights against the other, or Purchaser may elect to proceed to close the purchase of the Property, in which event the amount of any insurance proceeds payable by reason of such damage or destruction, or any claim therefor, shall be assigned or paid to Purchaser. Except as otherwise provided herein, all risk of loss to any improvements located on the Property prior to the Closing of this transaction shall be borne by the Seller.

         10. Condemnation. If, during the term of this Agreement, all or any material portion of the Property shall be condemned or otherwise taken by power of eminent domain, Purchaser may elect to terminate this Agreement, and there shall be no further rights, duties or obligations on the part of either party hereunder, and Purchaser shall promptly release whatever claim, if any, it may have in or to the condemnation award. If there shall be any such condemnation or taking and if this





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Agreement is not terminated as a result thereof, then any condemnation award or other amount to be paid for the value of the Property taken shall, be assigned or paid to Purchaser, and the transaction shall close with no abatement of the purchase price.

         11. Remedies. In the event of a default under this Agreement by either party, the non-defaulting party shall be entitled to exercise all remedies available to it under the terms of the Contribution Agreement.

         12. Notice. Any notice request or other communication which may be required or desired to be given hereunder by any party to any other party shall be in writing and shall be personally delivered or sent by United States registered or certified mail, with postage prepaid, or sent by Federal Express or other widely used overnight courier service, or sent by facsimile transmission, and addressed as follows:

         To Seller:

                          RMS Limited Partnership
                          50 West Liberty Street
                          Suite 650
                          Reno, Nevada 89501
                          Facsimile: (702) 333-0412
                          Attn: C. Thomas Burton, Jr., Esq.

         with a copies thereof addressed to:

                          Baker & McKenzie
                          815 Connecticut Avenue, N.W.
                          Washington, D.C. 20006-4078
                          Facsimile: (202) 452-7074
                          Attn: Thomas J. Egan, Jr., Esq.

                                     and

                          George E. Mudter, Jr., Esq.
                          2000 Richard Jones Road, Suite 110
                          Nashville, TN   37215
                          Facsimile: (615) 383-2605

or to such other address or addresses and to the attention of such other person or persons as Seller may from time to time designate in writing; and





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         To Purchaser:

                          Precision Systems, Inc.
                          11800 30th Court North
                          St. Petersburg, FL 33716-1846
                          Facsimile: (813) 573-9193
                          Attn: Kenneth M. Clinebell

         with copies thereof addressed to:

                          Troutman Sanders LLP
                          NationsBank Plaza
                          600 Peachtree Street, N.E.
                          Suite 5200
                          Atlanta, GA 30308-2216
                          Facsimile: (404) 885-3995
                          Attn: James L. Smith, III, Esq.

                                  and

                          Foley & Lardner
                          100 North Tampa Street
                          Suite 2700
                          Tampa, FL 33602
                          Facsimile: (813) 221-4210
                          Attn: David L. Robbins, Esq.

or to such other address or addresses and to the attention of such other person or persons as Purchaser may from time to time designate in writing.

         A party may designate by such notice a new address or fax number to which any notice, request or other communication to it shall thereafter be sent. A notice shall be deemed received on the date that is three (3) calendar days after the date that the notice is deposited in the United States mail if sent by registered or certified mail, or, if personally delivered, on the date such personal delivery is made. If notice is given by Federal Express or other widely used overnight courier service, the notice shall be deemed received on the next business day following the date that the notice is deposited with Federal Express or such other overnight courier service. If notice is given by facsimile transmission, the notice shall be deemed received when electronic confirmation of receipt is obtained.

         12. Brokerage. Each party represents to the other that no broker has been involved in this transaction. It is agreed that if any claims for brokerage commissions or fees are ever made against Seller or Purchaser in connection with this transaction, all such claims shall be handled and paid by the party whose actions or alleged commitments form the basis of such claim.
It is further agreed that each party agrees to indemnify and hold harmless the other from and against any and all such





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
claims or demands with respect to any brokerage fees or agents' commissions or other compensation asserted by any person, firm, or corporation in connection with this Agreement or the transactions contemplated hereby.

         13. Non-Foreign Seller. Seller represents and warrants that no part of the transfer of the Property constitutes a disposition of "United States Real Property Interest by a 'Foreign' Person", as those terms are defined in Sections 897 and 1445, respectively of the Internal Revenue Code of 1986, as amended (the "Code"). In the event that it is determined that withholding tax is required under the Code, Seller hereby consents to the deduction, withholding and deposit by Purchaser with the Internal Revenue Service of ten percent (10%), or such other amount as required by law, of the amount realized pursuant to this agreement if Seller is deemed to be a "foreign person," and further agrees to full compliance by Purchaser with the requirements of said Code. Seller agrees to execute, at the Closing, under oath, an affidavit in form acceptable to Purchaser swearing that Seller's disposition of the Property does not constitute the disposition of a "United States Real Property Interest By a Foreign Person" as above defined, but only if the same is required by and conforms to the Code and any regulations adopted pursuant thereto.

         14.     Miscellaneous.

         (a) Assignment. Neither Purchaser nor Seller may assign this Agreement in whole or in part without first obtaining the written consent of the other party, except that Seller may assign its rights and obligations under this Agreement to one or more of Seller's Related Entities so long as Seller remains responsible for its performance thereunder.

         (b) Entire Agreement. This Agreement constitutes the sole and entire agreement between the parties with reference to the Property and no modification hereof shall be binding unless signed by all the parties to this Agreement. No representations, promises or inducements other than as are set forth in this Agreement shall be binding upon either of the parties hereto.

         (c) Construction and Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall be construed in accordance with the laws of the state of Tennessee. As herein used, the singular number shall be applicable to all genders, except where the context would fairly require a different construction. TIME IS OF THE ESSENCE OF THIS AGREEMENT AND ALL THE PROVISIONS HEREOF.

         (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall comprise one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written; provided, however, that for the purpose of determining "the date hereof" or "the date of final execution hereof," as used in this Agreement, such date shall be the last date any of the parties hereto execute this Agreement.

PURCHASER:                             SELLER:

PRECISION SYSTEMS, INC.                RMS LIMITED PARTNERSHIP



By:/s/ Willem Huisman                  By: /s/ C. Thomas Burton, Jr.
   --------------------                    --------------------------------
   Willem Huisman                          C. Thomas Burton, Jr.
   CEOO and President                      President, Crystal Diamond, Inc.
                                           General Partner of RMS Limited
                                             Partnership

Date of Execution:                     Date of Execution:

April 22, 1998                         April 22, 1998

                                  Exhibit "A"


TRACT I:

                 Beginning at an iron pipe in the East right-of-way line of Dickerson Pike, said point also being a Southwest corner of the property more particularly described as follows:

                 Thence with the East right-of-way line of Dickerson Pike North 05 degrees 14'28" East, a distance of 655.11' to an iron pipe; thence South 16 degrees 14'03" East, a distance of 42.82' to an iron pin; thence South 84 degrees 53'56" East, a distance of 234.98' to an iron pin; thence North 05 degrees 04'18" East, a distance of 184.63' to an iron pipe; thence South 85 degrees 58'44" East, a distance of 678.20' to an iron pin; thence South 09 degrees 38'26" West, a distance of 566.41' to an iron pipe; thence South 13 degrees 25'30" West, a distance of 301.68' to an iron pipe in the North right-of-way line of Maplewood Lane; thence with said right-of-way line North 83 degrees 06'14" West, a distance of 817.71' to an iron pipe, said point being the beginning of a curve to the right; thence with the arc of a curve to the right, with a radius of 25.00' and a chord bearing and distance of North 39 degrees 15'46" West, 34.79' an arc distance of 38.48' to the point of beginning and containing 16.18 acres or 704,799 square feet.

                 Being the same property conveyed to RMS Limited Partnership, a Nevada limited partnership by quitclaim deed from WNAB Channel 58 Nashville, Inc., a Tennessee corporation for record in Book 10121, page 507, Register's Office for Davidson country, Tennessee.

                                  Exhibit "B"


TRACT I:

         1.      1998 real property taxes, a lien, but not yet due and payable.

         2. Easements for sanitary sewers and/or storm drainage/detention of record in Book 5713, page 763 and Book 6549, page 793, Register's Office for Davidson County, Tennessee.

         3. Non-exclusive easement for ingress and egress over and driveways, exits and entrances of the shopping center property to Burger King Limited Partnership III, of record in Book 6690, page 494, Register's Office for Davidson County, Tennessee.

         4. Driveway easement to Burger King Limited Partnership II, of record in Book 6690, page 494, Register's Office for Davidson County, Tennessee.